EXHIBIT 10.1
LINDSAY CORPORATION
MANAGEMENT INCENTIVE UMBRELLA PLAN
1. PURPOSE. The purpose of the Lindsay Corporation Management Incentive Umbrella Plan (the “Plan”) is to provide annual or other cash awards based on financial performance criteria to executive officers that recognize and reward the achievement of corporate financial performance goals. The executive officers who participate in this Plan may also receive annual or other cash awards that are not paid under this Plan which are based on attaining individual performance objectives that are not measured based on the financial performance criteria described in this Plan or are in the nature of discretionary awards. This Plan will only apply to the portions of annual or other cash awards for executive officers that are based on financial performance criteria.
2. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of January 26, 2009, upon approval of the Plan by the stockholders of Lindsay Corporation (the “Corporation”).
3. PLAN ADMINISTRATION. The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors, which shall consist of two or more members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to: (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan, provided that the Committee shall have no authority to take any action that would cause any award to any Participant under this Plan to fail to qualify as “performance-based compensation” under Section 162(m) of the Code except as permitted pursuant to Section 9 hereof. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.
4. ELIGIBILITY. The Chief Executive Officer and all other executive officers of the Corporation and its subsidiaries are eligible to participate in the Plan, if designated by the Committee.
5. AWARDS. Prior to or within 90 days after the commencement of each fiscal year (the “Plan Year”), the Committee shall designate the following for annual cash awards under this Plan:
5.1 The executive officers who will participate (the “Participants”) in the Plan for the Plan Year.
5.2 The Financial Performance Criteria, as defined herein, which will apply to awards for the Plan Year.
5.3 The Performance Goals, as defined herein, to be met for Participants to earn awards for the Plan Year and a payout matrix or formula for the Financial Performance Criteria and Performance Goals.
5.4 The award will be a bonus payment in an amount calculated based on the following amounts: (1) a Participant’s annualized base salary, as determined by the Committee, as of the first, last or other specified day or pro-rated for the Plan Year, (2) a specified target award percentage (expressed as a percentage or fixed by a formula which will determine such percentage) determined by the Committee to apply to the Participant for the Plan Year, and (3) the payout matrix or formula for the Financial Performance Criteria and Performance Goals established by the Committee for the Plan Year.
5.5 The Committee may, after the 90th day of the Plan Year, designate additional executive officers to participate in the Plan for the Plan Year (also “Participants” for purposes hereof); provided, however, that: (i) any award earned by any such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan

Year in which the Participant participated in the Plan, and (ii) the Performance Goals for such additional Participants will be established prior to or before the expiration of 25% of the days remaining in such partial Plan Year.
5.6 In addition to annual cash awards, the Committee may also provide other cash awards under this Plan with performance periods which are longer or shorter than one Plan Year. The Performance Goals for such other cash awards shall be established prior to or before the earlier of (i) the 90th day of the performance period or (ii) the expiration of 25% of the days in the performance period. Any other cash awards under the Plan shall satisfy all of the other requirements to qualify as “performance-based compensation” under Section 162(m) of the Code.
5.7 Awards under the Plan shall be paid to the Participants in cash. A Participant (other than one who is party to an employment agreement with the Corporation or a subsidiary providing for a partial year bonus) who terminates employment, either voluntarily or involuntarily, before the payment date for awards is ineligible for an award under the Plan, unless otherwise determined by the Committee in its complete and sole discretion.
6. FINANCIAL PERFORMANCE CRITERIA. For each Plan Year (or other performance period), the Committee shall designate one or more of the financial performance criteria (the “Financial Performance Criteria”) set forth in this Section 6 for use in determining an award for a Participant for such Plan Year (or other performance period). Financial Performance Criteria shall consist of one or more, or a combination of, the following financial measures, which may be described in terms of corporate-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Corporation or subsidiary in which the Participant is employed. Financial Performance Criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Financial Performance Criteria under this Plan shall be limited to specified levels of or increases or decreases in return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest, taxes, depreciation and/or amortization, revenues or sales, revenues or sales growth, gross margin or operating margin, return on investment, increase in the fair market value of the Corporation’s shares, share price (including but not limited to, growth measures and total stockholder return), gross or net income or profit, operating income or profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer or dealer satisfaction surveys and productivity. Any Financial Performance Criteria and Performance Goals may provide for adjustments to exclude the impact of any acquisitions or dispositions of businesses by the Corporation, one-time non-operating charges, extraordinary or nonrecurring items, accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority), changes in tax laws, impacts of discontinued operations, restatements of prior period financial results, and any other events or transactions that may result in distortion of the Financial Performance Criteria or Performance Goals.
7. PERFORMANCE GOALS. For each Plan Year (or other performance period), the Committee shall establish one or more specific, objective performance goals (the “Performance Goals”), the outcome of which are substantially uncertain at the time so established, for each of the Financial Performance Criteria designated by the Committee for the Plan Year (or other performance period), against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a matrix or formula providing for goals resulting in the payment of awards under the Plan.
8. DETERMINATION & PAYMENT OF AWARDS
8.1 As soon as practicable after the end of the Plan Year (or other performance period), the Committee will determine the amount of the award earned by each Participant, based on application of the Financial Performance Criteria and Performance Goals established for the Plan Year (or other performance period); provided however that, except for Participants who have entered into an employment agreement with the Corporation or a subsidiary, the Committee may, in its sole discretion, reduce the amount which would otherwise be payable under the Plan. As to those Participants who have entered into employment agreements with the Corporation or a subsidiary, the Committee will not have the discretion to reduce any bonus below any minimum amount provided in such employment agreement, if any. Payments will be made promptly after determination of the awards by the Committee, unless payment of an award has been deferred pursuant to Section 10.6 hereof. Such Committee determination must include a certification in writing that the Performance Goals and any other materials terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) approving the awards shall satisfy the written certification requirement.
8.2 Notwithstanding anything herein to the contrary, the maximum dollar amount that may be paid under this Plan in any Plan Year to any Participant may not exceed $2 million.
8.3 Payment of the award as determined pursuant to Section 8.1 shall be made as soon as practicable following such determination, but in no event later than the 15th day of the third month of the calendar year following the Plan Year (or other performance period) for which the award is paid.
9. TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN. The Board of Directors or Committee may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board of Directors or Committee shall not amend the Plan in violation of the law or in contravention of Treasury Regulation Section 1.162-27, promulgated under the Code, unless the Board of Directors or Committee finds that such amendment is in the best interest of the Corporation. The Committee is expressly permitted to make any amendments to the Plan, which are not in violation of the law, that are required to conform the Plan to the requirements of Section 162(m). The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.
10. MISCELLANEOUS.
10.1 No Assignments. No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary in the event of the Participant’s death, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to such award shall be void.
10.2 No Right of Employment. Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time.
10.3 Tax Withholding. The Corporation shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.
10.4 Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
10.5 Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, Board of Directors, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.
10.6 Deferrals of Awards. A Participant may only elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

10.7 Section 162(m). It is the intention of the Corporation that all payments made under this Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board of Directors or Committee expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.
Approved by Stockholders of the Company on January 26, 2009